SHAREHOLDER SERVICES AGREEMENT

     THIS SHAREHOLDER SERVICES AGREEMENT is made and entered into as of April 28, 1998 by and between NATIONAL LIFE INSURANCE COMPANY (the "Company"), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM").

     WHEREAS, the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the "Contracts"); and

     WHEREAS, the Company wishes to make available as investment options under the Contracts, VP Income & Growth and VP Value (the "Funds"), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc. (the "Issuer"); and

     WHEREAS, on the terms and conditions hereinafter set forth, ACIM desires to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds, and the Company is willing and able to furnish such services;

     NOW, THEREFORE, the Company and ACIM agree as follows:

     1. Transactions in the Funds. Subject to the terms and conditions of this Agreement, ACIM will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by or on behalf of the Accounts (defined in Section 7(a) below) through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be automatically reinvested in full and fractional shares of the Funds.

     2. Administrative Services. The Company agrees to provide all administrative services for the Contract owners, including but not limited to those services specified in EXHIBIT A (the "Administrative Services"). Neither ACIM nor the Issuer shall be required to provide Administrative Services for the benefit of Contract owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of the Administrative Services. Upon request, the Company will provide ACIM or its representatives reasonable information regarding the quality of the Administrative Services being provided and its compliance with the terms of this Agreement.

     3. Timing of Transactions. ACIM hereby appoints the Company as agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the Contract owners. On each day the New York Stock Exchange (the "Exchange") is open for business (each, a "Business Day"), the Company may receive instructions from the Contract owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Funds' transfer agent by 9:00 a.m. Eastern time on the next Business Day will be executed at the net asset value determined as of the Close of Trading on the prior Business Day. Any Orders received by the Company on such day but after the Close of Trading, and all Orders that are transmitted to the Funds' transfer agent after 9:00 a.m. Eastern time on the next Business Day, will be executed at the net asset value determined as of the Close of Trading on the next Business Day following the day of receipt of such Order. The day as of which an Order is executed by the Funds' transfer agent pursuant to the provisions set forth above is referred to herein as the "Trade Date".

     4. Processing of Transactions.

     (a) If transactions in Fund shares are to be settled through the National Securities Clearing Corporation's Mutual Fund Settlement, Entry, and Registration Verification (Fund/SERV) system, the terms of the FUND/SERV AGREEMENT, between Company and American Century Services Corporation, shall apply.

     (b) If transactions in Fund shares are to be settled directly with the Funds' transfer agent, the following provisions shall apply:

          (1) By 6:30 p.m. Eastern time on each Business Day, ACIM (or one of its affiliates) will provide to the Company via facsimile or other electronic transmission acceptable to the Company the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

          (2) By 9:00 a.m. Eastern time on each Business Day, the Company will provide to ACIM via facsimile or other electronic transmission acceptable to AClM a report stating whether the instructions received by the Company from Contract owners by the Close of Trading on the prior Business Day resulted in the Accounts being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to ACIM" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of ACIM, its agents or affiliates (hereinafter, "Remote Computer Terminals").

          (3) Upon the timely receipt from the Company of the report described in (2) above, the Funds' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as of the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Fund custodial account designated by the Funds on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next following the Trade Date ("T+l"). If payment for a purchase Order is not timely received, such Order will be executed at the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuer to the account(s) designated by the Company on T+1; provided, however, the Issuer reserves the right to settle redemption transactions within the time period set forth in the applicable Fund's then-current prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

     5. Prospectus and Proxy Materials.

     (a) ACIM shall provide the Company with copies of the Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the Issuer's shareholders. In addition, ACIM shall provide the Company with a sufficient quantity of prospectuses of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract owners, or if the Company determines that pass-through voting is required by law, ACIM will provide the Company with a sufficient quantity of proxy materials for each, as directed by the Company.

     (b) The cost of preparing, printing and shipping of the prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Company shall be paid by ACIM or its agents or affiliates; provided, however, that if at any time ACIM or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If ACIM believes the reasonableness of such usage has not been adequately demonstrated, it may request that the party responsible for such excess usage pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, ACIM may refuse to supply such additional materials and ACIM shall be deemed in compliance with this Section 5 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Issuer under applicable law.

     (c) The cost of any distribution of prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract owners shall be paid by the Company and shall not be the responsibility of ACIM or the Issuer.

     6. Compensation and Expenses.

     (a) Each Account shall be the sole shareholder of Fund shares purchased for the Contract owners pursuant to this Agreement (the "Record Owner"). The Record Owner shall properly complete any applications or other forms required by ACIM or the Issuer from time to time.

     (b) ACIM acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, ACIM will pay the Company a fee (the "Administrative Services Fee") equal to 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company under this Agreement up to $50,000,000. Once the average aggregate amount invested in the Funds is over $50,000,000, ACIM will pay the Company 25 basis points (0.25%) per annum of the average aggregate amount over $50,000,000 invested by the Company pursuant to this Agreement, and 20 basis points (0.20%) per annum of the average aggregate amount under $50,000,000 invested by the Company pursuant to this Agreement.

     (c) The payments received by the Company under this Agreement are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

     (d) For the purposes of computing the payment to the Company contemplated by this Section 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

     (e) ACIM will calculate the amount of the payment to be made pursuant to this Section 6 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by ACIM for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

                         National Life Insurance Company
                         National Life Drive
                         Montpelier, VT 05604
                         Attention: Treasurer
                         Phone No.: (802) 229-7072
                         Fax No.: (802) 229-3750

     7. Representations.

     (a) The Company represents and warrants that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the National Variable Life Insurance Account and the National Variable Annuity Account II (the "Accounts"), each of which is a duly authorized and established separate account under Vermont Insurance law, and has registered each Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") to serve as an investment vehicle for the Contracts; (iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one or more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply in all material respects with all provisions of federal and state securities laws applicable to such activities.

     (b) ACIM represents that (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of ACIM, enforceable in accordance with its terms; (ii) the prospectus of each Fund complies in all material respects with federal and state securities laws, and (iii) shares of the Issuer are registered and authorized for sale in accordance with all federal and state securities laws.

     8. Additional Covenants and Agreements.

     (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

     (b) Each party shall promptly notify the other parties in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.


     (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract owners, in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with Section 8(c) hereof.

     (d) The Company covenants and agrees that all Orders transmitted to the Issuer, whether by telephone, telecopy, or other electronic transmission acceptable to ACIM, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts. ACIM shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to ACIM by the Company by telephone, telecopy or other electronic transmission acceptable to ACIM.

     (e) The Company agrees that, to the extent it is able to do so, it will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Accounts, subject to applicable Securities and Exchange Commission rules. In addition, the Company shall not impose any fee, condition, or requirement for the use of the Funds as investment options for the Contracts that operates to the specific prejudice of the Funds vis-a-vis the other investment media made available for the Contracts by the Company.

     (f) The Company shall not, without the written consent of ACIM, make representations concerning the Issuer or the shares of the Funds except those contained in the then-current prospectus and in current printed sales literature approved by ACIM or the Issuer.

     (g) Advertising and sales literature with respect to the Issuer or the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds as underlying investment media to Contract owners shall be submitted to ACIM for review and approval before such material is used.

     9. Use of Names. Except as otherwise expressly provided for in this Agreement, neither ACIM nor any of its affiliates or the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer, ACIM or any of its affiliates or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or ACIM, as appropriate, the granting of which shall be at the sole option of ACIM and/or the Issuer.

     10. Proxy Voting.

     (a) The Company shall provide pass-through voting privileges to all Contract owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in Section 12(a) below) participating in any Fund calculate voting privileges in a consistent manner.

     (b) The Company will distribute to Contract owners all proxy material furnished by ACIM and will vote shares in accordance with instructions received from such Contract owners. The Company shall vote Fund shares for which no voting instructions are received in the same proportion as shares for which such instructions have been received. The Company and its agents shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract owners.

     11. Indemnity.

     (a) ACIM agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents, affiliates and each person, if any, who controls the Company with the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this Section ll(a)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses) (collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from (i) a breach by ACIM of a material provision of this Agreement, or (ii) any untrue statement of any material fact contained in any registration statement, prospectus or statement of additional information of a Fund, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. ACIM will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. ACIM shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of the Company in performing its obligations under this Agreement.


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


     (b) The Company agrees to indemnify and hold harmless ACIM and the Issuer, and their respective officers, directors, employees, agents, affiliates and each person, if any, who controls Issuer or ACIM within the meaning of the Securities Act of 1933 (collectively, the "Indemnified Parties" for purposes of this Section ll(b)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from (i) a breach by the Company of a material provision of this Agreement or the use by any person of the Remote Computer Terminals, or (ii) any untrue statement of any material fact contained in any registration statement, prospectus or statement of additional information of a Contract, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. The Company shall not be liable for indemnification hereunder if such Losses are attributable to the negligence or misconduct of ACIM or the Issuer in performing their obligations under this Agreement.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

     (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

     12. Potential Conflicts

     (a) The Company has received a copy of an application for exemptive relief, as amended, filed by the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or
(vi) a decision by an insurer to disregard the voting instructions of contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

     (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever contract owner voting instructions are disregarded.

     (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to contract owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to:

         (i) withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and/or

         (ii) establishing a new registered management investment company or managed separate account.


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


     (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its contract owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

     (e) For the purpose of this Section 12, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this Section 12 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract owners materially adversely affected by the irreconcilable material conflict.

     13. Termination; Withdrawal of Offering. This Agreement may be terminated by either party upon 180 days' prior written notice to the other parties. Notwithstanding the above, the Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, ACIM, affiliates of ACIM, or the Issuer, which proceedings ACIM reasonably believes may have a material adverse impact on the ability of ACIM, the Issuer or the Company to perform its obligations under this Agreement or (B) in the judgment of ACIM, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order. Termination of this Agreement shall not affect the obligations of the parties to make payments under Section 4 for Orders received by the Company prior to such termination and shall not affect the Issuer's obligation to maintain the Accounts as set forth by this Agreement. Following termination, ACIM shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).

     14. Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

     15. Survival. The provisions of Section 9 (use of names) and Section 11 (indemnity) of this Agreement shall survive termination of this Agreement.


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


     16. Amendment. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

     17. Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

     To the Company:

                        National Life Insurance Company
                        National Life Drive
                        Montpelier, VT 05604
                        Attention: D. Russell Morgan, Esq.
                        (802) 229-3113 (office number)
                        (802) 229-3743 (telecopy number)

     To the Issuer or ACIM:

                        American Century Investment Management, Inc.
                        4500 Main Street
                        Kansas City, Missouri 64111
                        Attention: Charles A. Etherington, Esq.
                        (816) 340-4051 (office number)
                        (816) 340-4964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
Section 17 shall be deemed to have been delivered on receipt.

     18. Successors and Assigns. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     19. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     20. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.


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


     21. Entire Agreement. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

NATIONAL LIFE INSURANCE COMPANY        AMERICAN CENTURY INVESTMENT
                                       MANAGEMENT, INC.

By: /s/ Eileen von Gal                 By: /s/ William M. Lyons
   ____________________________           ____________________________

Name: Eileen von Gal                       William M. Lyons
     __________________________            Executive Vice President

Title: Treasurer
      _________________________


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


                                   EXHIBIT A

                            ADMINISTRATIVE SERVICES


Pursuant to the Agreement to which this is attached, the Company shall perform all administrative and shareholder services required or requested under the Contracts with respect to the Contract owners, including, but not limited to, the following:

     1. Maintain separate records for each Contract owner, which records shall reflect the shares purchased and redeemed and share balances of such Contract owners. The Company will maintain a single master account with each Fund on behalf of the Contract owners of each Contract and such account shall be in the name of the Company (or its nominee) as the record owner of shares owned by the Contract owners.

     2. Disburse or credit to the Contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

     3. Prepare and transmit to the Contract owners, as required by law or the Contracts, periodic statements showing the total number of shares owned by the Contract owners as of the statement closing date, purchases and redemptions of Fund shares by the Contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by the Contracts.

     4. Transmit purchase and redemption orders to the Funds on behalf of the Contract owners in accordance with the procedures set forth in Section 4 to the Agreement.

     5. Distribute to the Contract owners copies of the Funds' prospectus, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

     6. Maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services for the Contracts.

               AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT

     THIS AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT ("Amendment") is made as of this 2nd day of April, 2003, by and between NATIONAL LIFE INSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM").

                                    RECITALS

     WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated April 28, 1998 (the "Agreement"), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

     WHEREAS, the Company now desires to expand the number of American Century funds made available by the Company to its clients by adding Class II of the VP Inflation Protection Fund;

     WHEREAS, in connection with the addition of Class II of the VP Inflation Protection Fund to the Agreement, the parties agree to revise Sections 6(b) and 6(c), 13 and 18 of the Agreement to add additional provisions with respect to Class II Funds available under the Agreement; and

     WHEREAS, the parties now desire to further modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Addition of Funds. The second "WHEREAS" clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

          "WHEREAS, the Company wishes to offer as investment options under the Contracts, Class I of the VP Value Fund and VP Income & Growth Fund ("Class I Shares"), which are issued by American Century Variable Portfolios, Inc. and Class II of the VP Inflation Protection Fund ("Class II Shares"), which are issued by American Century Variable Portfolios II, Inc. (collectively the "Funds") each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by the issuers, and"

     2. Compensation and Expenses: Sections 6(b) and 6(c) are hereby deleted in their entirety and the following sections are substituted in lieu thereof:

          "(b) ACIM acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, ACIM will pay the Company a fee (the "Administrative Services Fee") equal to 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company in Class I shares of the Funds under this Agreement up to $50,000,000. Once the average aggregate amount invested in the Class I Funds is over $50,000,000, ACIM will pay the Company 25 basis points (0.25%) per annum of the average aggregate amount over $50,000,000 invested by the Company in Class I Shares of the Funds; and, 5 basis points (0.05%) per annum of the average aggregate amount invested in Class II Shares of the Fund under this Agreement. The payments received by the Company under this Agreement do not constitute payment in any manner for investment advisory services.

          "(b) In consideration of performance of the Distribution Services specified on EXHIBIT B attached hereto by the Company, ACIM will pay the Company a fee (the "Distribution Fee") of 25 basis points (0.25%) of the average aggregate amount invested by the Company in Class II Shares of the Fund under this Agreement."

     The remaining subsections shall be relettered accordingly.

     Exhibit B attached hereto is hereby added to the Agreement.

     3. Termination; Withdrawal of Offering. Section 13 is hereby deleted in its entirety and the following Section 13 is substituted in lieu thereof:

          "13. Termination; Withdrawal of Offering. This Agreement may be terminated by any party upon 180 days' prior written notice to the other party, or, on 60 days' written notice pursuant to a vote of a majority of the outstanding securities of the Funds. Notwithstanding the above, each Issuer reserves the right, without prior notice, to suspend sales of shares of any Fund, in whole or in part, or to make a limited offering of shares of any of the Funds in the event that (A) any regulatory body commences formal proceedings against the Company, ACIM or any of the Issuers, which proceedings ACIM reasonably believes may have a material adverse impact on the ability of the Issuers or the Company to perform its obligations under this Agreement or (B) in the judgment of ACIM, declining to accept any additional instructions for the purchase or sale of shares of any such Fund is warranted by market, economic or political conditions. Notwithstanding the foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which foregoing, this Agreement may be terminated immediately (i) by any party as a result of any other breach of this Agreement by another party, which breach is not cured within 30 days after receipt of notice from the other party, or (ii) by any party upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order, (iii) by a vote of a majority of the independent directors, or (iv) upon assignment by either party. Termination of this Agreement shall not affect the obligations of the parties to make payments under Section 4 for Orders received by the Company prior to such termination and shall not affect the Issuers' obligation to maintain the Accounts as set forth by this Agreement. Following termination, ACIM shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date)."

     4. Successors and Assigns. Section 18 is hereby deleted in its entirety and the following Section 18 is substituted in lieu thereof:

          "18. Successors and Assigns. This Agreement may not be assigned and will be terminated automatically upon any attempted assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto."

     5. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     7. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

                                   EXHIBIT B

                             DISTRIBUTION SERVICES

Pursuant to the Agreement to which this is attached, the Company shall perform distribution services for Advisor Class shares of the Funds, including, but not limited to, the following:

1. Receive and answer correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports.

2. Provide facilities to answer questions from prospective investors about Fund shares.

3. Assist investors in completing application forms and selecting dividend and other account options.

4. Provide other reasonable assistance in connection with the distribution of Fund shares.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.


NATIONAL LIFE INSURANCE                AMERICAN CENTURY
COMPANY                                INVESTMENT MANAGEMENT, INC.


By:  /s/ Elizabeth H. MacGowan         By:  /s/ William M. Lyons
     _________________________              ____________________

Name:  Elizabeth H. MacGowan           Name:  William M. Lyons
     _________________________              ____________________

Title: Vice President - Product        Title: President
       Development
     _________________________              ____________________

               AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT

     THIS AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT ("Amendment") is made as of this 19th day of May, 2004, by and between NATIONAL LIFE INSURANCE COMPANY (the "Company"), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. ("ACIM") and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("ACIS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and ACIM are parties to a certain Shareholder Services Agreement dated April 28, 1998, as amended April 2, 2003 (the "Agreement"), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

     WHEREAS, on January 1, 2002, ACIS became the sole distributor of the Funds and ACIM wishes to assign all of its rights and obligations under the Agreement to ACIS;

     WHEREAS, the Company now desires to expand the number of American Century Funds made available under the Agreement;

     WHEREAS, in connection with the expansion of Funds available under the Agreement, the parties have agreed to revise the reimbursement terms as set forth herein; and

     WHEREAS, the parties now desire to further modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. Assignment by ACIM. As of January 1, 2002, ACIS became the sole distributor of the Funds. In connection therewith, ACIM hereby assigns all of its rights and obligations under the Agreement to ACIS and ACIS hereby accepts such assignment. The Company hereby consents to such assignment. After the date of this Amendment, all references to "ACIM" in the Agreement shall be deemed to refer to ACIS.

     2. Addition of Funds. The second "WHEREAS" clause of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

             "WHEREAS, the Company wishes to offer as investment options under the Contracts, Class I of the VP Value Fund, VP Income & Growth Fund, VP Vista Fund, VP International Fund, VP Ultra Fund, VP Inflation Protection Fund (for VariTrak, Sentinel Estate Provider and Sentinel Advantage Contracts), and VP Large Company Fund ("Class I Shares"), which are issued by American Century Variable Portfolios, Inc. and Class II of the VP Inflation Protection Fund ("Class II Shares") (for Sentinel Benefit Provider Contracts only), which are issued by American Century Variable Portfolios II, Inc. (collectively the "Funds") each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by the issuers, and"

     3. Compensation and Expenses. Section 6(b) is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof: "(b) ACIS acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, ACIS will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company in Class I shares of the Funds and 5 basis points (0.05%) per annum of the average aggregate amount invested by the Company in Class II shares of the VP Inflation Protection Fund under this Agreement. The payments received by the Company do not constitute payment in any manner for investment advisory services."

     4. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

     5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     6. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.


NATIONAL LIFE INSURANCE                AMERICAN CENTURY
COMPANY                                INVESTMENT MANAGEMENT, INC.


By: /s/ Elizabeth H. MacGowan          By: /s/ William M. Lyons
   _______________________________        _______________________________

Name:  Elizabeth H. MacGowan           Name:  WlLLlAM M. LYONS
Title: Vice President                  Title: PRESIDENT


AMERICAN CENTURY
INVESTMENT SERVICES, INC.


By: /s/ William M. Lyons
   _______________________________

Name:  WlLLlAM M. LYONS
Title: PRESIDENT


                                       -2-